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                                                              Exhibit 99.(a)(16)
Exhibit (a)(16)

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STOCK OPTION EXCHANGE PROGRAM

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WEBCAST

MAY 11, 2001 UPDATE TO WEBCAST HOME PAGE: Please see the Question and Answer section of this web site for an update on the vesting of Focal Options (specifically, updated Q&A 2 under the section headed "How the Offer Affects Future Option Grants").

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